As filed with the Securities and Exchange Commission on June 11, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:
FORM S-8 REGISTRATION STATEMENT NO. 333-232658

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ACADIAN ASSET MANAGEMENT INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	47-1121020 (I.R.S. Employer Identification Number)

200 State Street
Suite 601A
Boston, Massachusetts 02109
(Address of Principal Executive Offices)

ACADIAN ASSET MANAGEMENT INC. EQUITY INCENTIVE PLAN
ACADIAN ASSET MANAGEMENT INC. NON-EMPLOYEE DIRECTORS’ EQUITY INCENTIVE PLAN
ACADIAN ASSET MANAGEMENT INC. 2026 EQUITY INCENTIVE PLAN
(Full Title of Plan)

Richard J. Hart
Chief Legal and Administrative Officer and Secretary
Acadian Asset Management Inc.
200 State Street
Suite 601A
Boston, Massachusetts 02109
(617)-369-7300
(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Pursuant to Securities Act Forms Corporation Finance Interpretations 126.43 (“CFI 126.43”) published by the Securities and Exchange Commission (the “Commission”), Acadian Asset Management Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the Registration Statement on Form S-8 (File No. 333-232658) filed by the Registrant on July 15, 2019 with respect to 16,041,516 shares of Common Stock, $0.001 par value per share (“Common Stock”), comprising (i) 6,890,288 shares issuable pursuant to the Acadian Asset Management Inc. Equity Incentive Plan (the “2017 Employee Plan”), (ii) 2,251,228 shares issuable pursuant to the Acadian Asset Management Inc. Non-Employee Directors’ Equity Incentive Plan (together with the 2017 Employee Plan, the “Prior Plans”), and (iii) 6,900,000 shares issuable pursuant to the Option Award Agreement, effective as of December 30, 2018, between BrightSphere Investment Group plc and Guang Yang (the “Prior Registration Statement”).

On June 11, 2026, the Registrant’s stockholders approved the Acadian Asset Management Inc. 2026 Equity Incentive Plan (the “2026 Plan”). All future equity awards will be made from the 2026 Plan, and no further awards will be made under the Prior Plans.

The share reserve available for issuance pursuant to awards under the 2026 Plan consists solely of shares previously authorized for issuance under the Prior Plans, including (a) 4,388,280 shares available for future grant under the Prior Plans and (b) up to 173,784 shares subject to outstanding awards under the Prior Plans that, on or after June 11, 2026, terminate, expire or lapse for any reason without the delivery of shares to the holder thereof (such shares under clauses (a) and (b), the “Carryover Shares”).

In accordance with CFI 126.43 and pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K that the Registrant disclose a material change in the plan of distribution as it was originally disclosed in the Prior Registration Statement, this Post-Effective Amendment is filed to indicate that the Prior Registration Statement will also cover the issuance of the Carryover Shares under the 2026 Plan (as such shares would no longer be issuable under the Prior Plans as described above), in addition to the issuance of shares pursuant to outstanding awards under the Prior Plans. No additional securities are being registered by this Post-Effective Amendment, and no registration fee is payable in respect of the Carryover Shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees of the Registrant and its subsidiaries, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Commission either as part of this Post-Effective Amendment or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, along with the documents incorporated by reference in this Post-Effective Amendment pursuant to Item 3 of Part II of Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Post-Effective Amendment:

(a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (including those portions of the Registrant’s definitive proxy statement for its 2026 annual meeting of stockholders incorporated by reference therein);

(b) the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026;

(c) the Registrant’s Current Report on Form 8-K filed on June 11, 2026;

(d) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above; and

(e) the description of the Registrant’s securities contained in the Registrant’s Registration Statement on Form 8-A (filing date October 8, 2014), and as amended by any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein), prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Post-Effective Amendment and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify any person who was or is a party or is threatened to be made a party to any such threatened, pending or completed action by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) only against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent the appropriate court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

The amended and restated certificate of incorporation of the Registrant, as amended (the “Certificate of Incorporation”), provides that its directors and officers will be indemnified by the Registrant to the fullest extent authorized by Delaware law as it now exists or may in the future be amended, against all expenses, liabilities and loss incurred in connection with their service as a director or officer on behalf of the corporation.

As permitted by Section 102(b)(7) of the DGCL, the Certificate of Incorporation provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for such liability as is expressly not subject to limitation under the DGCL, as the same exists or may hereafter be amended to further limit or eliminate such liability.

The Registrant has also entered into certain indemnification agreements with its directors and officers. The indemnification agreements provide the Registrant’s directors and officers with further indemnification, to the maximum extent permitted by the DGCL.

As permitted by Section 145(g) of the DGCL, the Registrant also maintains a directors’ and officers’ insurance policy which insures the directors and officers of the Registrant against liability asserted against such persons in such capacity whether or not such directors or officers have the right to indemnification pursuant to the Certificate of Incorporation, the amended and restated bylaws of the Registrant or otherwise.

Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit Number	Exhibit Description	Filed with this Registration Statement	Incorporated by Reference herein from-Form or Schedule	Filing Date	SEC File/ Reg. Number
4.1	Amended and Restated Certificate of Incorporation, adopted as of July 12, 2019.		10-K (Exhibit 3.1)	February 27, 2025	001-38979
4.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation, effective January 1, 2025.		10-K (Exhibit 3.2)	February 27, 2025	001-38979
4.3	Amended and Restated Bylaws, adopted as of May 13, 2025.		8-K (Exhibit 3.1)	May 16, 2025	001-38979
4.4	Specimen stock certificate.		10-Q (Exhibit 4.1)	May 8, 2025	001-38979
5.1	Opinion of Ropes & Gray LLP as to the legality of the shares issuable under the 2026 Plan.	X
5.2	Opinion of Morgan, Lewis & Bockius LLP as to the legality of the securities being registered.		S-8 (Exhibit 5.1)	July 15, 2019	333-232658
10.1	Acadian Asset Management Inc. 2026 Equity Incentive Plan		8-K (Exhibit 10.1)	June 11, 2026	001-38979
10.2	Acadian Asset Management Inc. Equity Incentive Plan		10-K (Exhibit 10.1)	February 27, 2025	001-38979
10.3	Acadian Asset Management Inc. Non-Employee Directors’ Equity Incentive Plan		10-K (Exhibit 10.6)	February 27, 2025	001-38979
23.1	Consent of KPMG LLP.	X
23.2	Consent of Ropes & Gray LLP (included as part of Exhibit 5.1).	X
23.3	Consent of Morgan, Lewis & Bockius LLP (included as part of Exhibit 5.2).		S-8 (Exhibit 5.1)	July 15, 2019	333-232658
24.1	Power of Attorney to file future amendments (set forth on signature page of this Registration Statement).	X

Item 9. Undertakings.
(a)The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts on June 11, 2026.

ACADIAN ASSET MANAGEMENT INC.

By:	/s/ Kelly Young
Name:	Kelly Young
Title:	President and Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Richard J. Hart and Jonathan R. Urbon and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Acadian Asset Management Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

	Signature	Title	Date

By:	/s/ Kelly Young	President and Chief Executive Officer and Director (Principal Executive Officer)	June 11, 2026
Kelly Young

By:	/s/ Scott Hynes	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	June 11, 2026
Scott Hynes

By:	/s/ Christina Wiater	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	June 11, 2026
Christina Wiater

By:	/s/ John Paulson	Chairman	June 11, 2026
John Paulson

By:	/s/ Robert J. Chersi	Director	June 11, 2026
Robert J. Chersi

By:	/s/ Andrew Kim	Director	June 11, 2026
Andrew Kim

By:	/s/ Barbara Trebbi	Director	June 11, 2026
Barbara Trebbi